Exhibit 99.1

Pier 1 Imports, Inc. Reports 2014 First Quarter Results

Raises Full Year Fiscal 2014 EPS Guidance

FORT WORTH, Texas--(BUSINESS WIRE)--June 20, 2013--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the first quarter ended June 1, 2013.

First Quarter Financial Highlights

  Total sales increased 9.3%
  Comparable store sales rose 5.9%
  Gross profit as a percentage of sales up 80 basis points to 42.4%
  Operating margin expanded 80 basis points to 8.4%
  Net income increased 14% to $20.3 million; Earnings per share growth of 19% to $0.19

“Our results for the period, our 15th consecutive quarter of significant sales and profit growth, reflect a solid quarter of execution,” stated Alex W. Smith, President and Chief Executive Officer. “The continued improvement of our gross profit speaks to the success of our merchandising strategies, both in-store and online, and reflects strong full-price selling during the period. We also leveraged expenses, enabling us to deliver operating margins of 8.4% and earnings per share growth of 19%.”

Mr. Smith continued, “We’re pleased with the ongoing progress we are making towards building out our multi-channel functionality and executing our '1 Pier 1' vision. The rollout of our new point-of-sale system is on track for completion later this summer; we will then begin the integration of our stores and e-Commerce businesses, laying the foundation to provide a seamless and significantly enhanced shopping experience for our customers.”

First Quarter Fiscal 2014 Results

For the first quarter ended June 1, 2013, the Company reported net income of $20.3 million, or $0.19 per share, compared to last year’s first quarter net income of $17.8 million, or $0.16 per share. Total sales for the first quarter were $394.9 million, a 9.3% increase versus $361.1 million in the year-ago quarter. Comparable store sales increased 5.9% during the first quarter compared to last year’s comparable store sales gain of 7.2%. Comparable store sales results for the quarter were primarily attributable to increases in store traffic and higher average ticket.

Gross profit for the quarter improved to $167.6 million, or 42.4% of sales, from $150.3 million, or 41.6% of sales in the first quarter of last year. Gross profit primarily benefitted from the leveraging of store occupancy costs.

First quarter selling, general and administrative expenses were $125.5 million, or 31.8% of sales, compared to $116.3 million, or 32.2% of sales, in the first quarter of last year.

Operating income for the first quarter increased 21.2% to $33.2 million, or 8.4% of sales, compared to $27.4 million, or 7.6% of sales, last year.

Balance Sheet and Share Repurchase Program

As of June 1, 2013, the Company remained in strong financial condition with $241.9 million of cash and cash equivalents. Inventory totaled $383.3 million, an increase of 14.9% compared to $333.5 million a year ago, which was in line with management’s expectations. Capital expenditures totaled $14.1 million for the quarter and were primarily used for new store openings, existing store improvements, and infrastructure and technology development, including the rollout of the Company’s new point-of-sale system and enhancements to its e-Commerce platform.

During the first quarter, the Company repurchased 727,400 shares of its common stock at an average cost of $23.36 per share and a total cost of approximately $17.0 million. Subsequent to the end of the first quarter, the Company repurchased an additional 238,900 shares of its common stock at an average cost of $23.89 per share and a total cost of approximately $5.7 million. To date the Company has repurchased 966,300 shares of common stock under its current $100.0 million share repurchase program at an average cost of $23.49 per share and a total cost of approximately $22.7 million and $77.3 million remains available for repurchase under the plan. As of June 20, 2013, approximately 106.9 million shares of the Company’s common stock were outstanding.

Secured Credit Facility

The Company reported today that it has amended, renewed and extended its secured, asset-based revolving credit facility. The facility was amended to extend the maturity date from April 2016 to June 2018 and increase the size of the facility from $300 million to $350 million. The amended facility includes a $100 million accordion feature, which if the Company chose to utilize, would enable it to increase the line to as much as $450 million under certain circumstances. The facility is secured by Pier 1 Imports’ merchandise inventory and credit card receivables. The Company expects to continue funding its working capital requirements with cash flow from operations but may use the facility for general corporate purposes.

Fiscal 2014 Financial Guidance

The Company provided the following updated financial guidance for fiscal year 2014 on a comparable 52-week basis:

  Comparable store sales growth in the mid single-digit range
  EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) growth in the range of 15% to 18%
  Depreciation and amortization of approximately $38 million compared to $31 million in FY13
  Effective annual income tax rate of approximately 38% compared to 35.6% in FY13
  Earnings per share in the range of $1.27 to $1.32, representing year-over-year growth of 9% to 13%, compared to prior guidance of $1.26 to $1.31
  Capital expenditures of approximately $75 million
  Approximately 30 store openings and 14 closing/relocations for a net increase of 16 stores

First Quarter Results Conference Call and Annual Meeting of Shareholders Information

The Company will host a live conference call to discuss fiscal 2014 first quarter financial results at 10:00 a.m. Central Time today, June 20, 2013. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 76404842.

A replay will be available after 12:00 p.m. Central Time for a 24-hour period and the replay can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406 using conference ID number 76404842.

Pier 1 Imports, Inc. will host its annual meeting of shareholders on Tuesday, July 2, 2013 at 10:00 a.m. Central Time. The meeting will be held on the Mezzanine Level, Conference Center Room C, Pier 1 Imports, Inc. Headquarters, 100 Pier 1 Place, Fort Worth, Texas 76102.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). This press release references a non-GAAP financial measure, EBITDA.

EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes EBITDA is a meaningful indicator of the Company’s performance that provides useful information to investors regarding its financial condition and results of operations. Management uses EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. This non-GAAP financial measure should not be considered in isolation or used as an alternative to GAAP financial measures and does not purport to be an alternative to net income as a measure of operating performance.

A reconciliation of net income to EBITDA is shown below for the 13-weeks ended June 1, 2013 and May 26, 2012 (in millions).

	13-Weeks Ended
	June 1, 2013	May 26, 2012

Net Income	$20.3	$17.8
Add Back: Income Tax Provision	12.5	10.2
Interest Expense (Income), net	0.6	0.7
Depreciation and Amortization	8.9	6.5
EBITDA	$42.3	$35.2

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	June 1,	% of	May 26,	% of
	2013	Sales	2012	Sales

Net sales	$394,853	100.0%	$361,119	100.0%

Cost of sales	227,256	57.6%	210,844	58.4%

Gross Profit	167,597	42.4%	150,275	41.6%

Selling, general and administrative expenses	125,470	31.8%	116,330	32.2%
Depreciation and amortization	8,912	2.2%	6,532	1.8%

Operating income	33,215	8.4%	27,413	7.6%

Nonoperating (income) and expenses:
Interest, investment income and other	(352)		(1,428)
Interest expense	749		814
	397	0.1%	(614)	-0.2%

Income before income taxes	32,818	8.3%	28,027	7.8%
Income tax provision	12,471	3.1%	10,202	2.9%

Net income	$20,347	5.2%	$17,825	4.9%

Earnings per share:
Basic	$0.19		$0.16

Diluted	$0.19		$0.16

Dividends declared per share:	$0.05		$0.04

Average shares outstanding during period:
Basic	105,989		108,597

Diluted	107,790		110,564

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	June 1,	March 2,	May 26,
	2013	2013	2012
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $202,316, $191,568 and $178,679, respectively	$241,898	$231,556	$217,898
Accounts receivable, net	20,418	22,309	21,554
Inventories	383,321	356,053	333,523
Prepaid expenses and other current assets	50,453	49,016	31,838
Total current assets	696,090	658,934	604,813

Properties, net	154,026	150,615	108,414
Other noncurrent assets	45,830	47,666	70,785
	$895,946	$857,215	$784,012

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$108,977	$58,701	$80,223
Gift cards and other deferred revenue	53,206	51,740	50,859
Accrued income taxes payable	17,963	25,249	9,260
Other accrued liabilities	97,353	112,437	96,841
Total current liabilities	277,499	248,127	237,183

Long-term debt	9,500	9,500	9,500
Other noncurrent liabilities	64,870	62,457	75,091

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125	125
Paid-in capital	223,666	233,518	225,911
Retained earnings	589,280	574,206	476,228
Cumulative other comprehensive loss	(4,813)	(4,828)	(5,066)
Less 18,174,000, 18,906,000 and 17,491,000
common shares in treasury, at cost, respectively	(264,181)	(265,890)	(234,960)
	544,077	537,131	462,238
	$895,946	$857,215	$784,012

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	June 1,	May 26,
	2013	2012

Cash flow from operating activities:
Net income	$20,347	$17,825
Adjustments to reconcile to net cash provided by (used in)
operating activities:
Depreciation and amortization	10,679	8,722
Stock-based compensation expense	4,054	2,916
Deferred compensation	2,237	2,675
Amortization of deferred gains	(729)	(4,652)
Other	629	(564)
Changes in cash from:
Inventories	(27,268)	(11,041)
Proprietary credit card receivables	(888)	(2,892)
Prepaid expenses and other assets	(19)	(12,217)
Accounts payable and accrued expenses	37,282	1,811
Accrued income taxes payable, net of payments	(7,286)	(7,499)
Net cash provided by (used in) operating activities	39,038	(4,916)

Cash flow from investing activities:
Capital expenditures	(14,070)	(12,224)
Proceeds from disposition of properties	2,542	-
Proceeds from sale of restricted investments	356	211
Purchase of restricted investments	(1,551)	(1,488)
Net cash used in investing activities	(12,723)	(13,501)

Cash flow from financing activities:
Cash dividends	(5,273)	(4,348)
Purchases of treasury stock	(16,992)	(48,711)
Proceeds from stock options exercised,
stock purchase plan and other, net	6,317	1,506
Debt issuance costs	(25)	-
Net cash used in financing activities	(15,973)	(51,553)

Change in cash and cash equivalents	10,342	(69,970)
Cash and cash equivalents at beginning of period	231,556	287,868

Cash and cash equivalents at end of period	$241,898	$217,898

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400